Consulting Agreement


     This Agreement ("Agreement") dated this 1st day of January, 2005 between Science Dynamics Corporation ("Parent"), a Delaware corporation, Systems Management Engineering, Inc. ("Company") located at 12100 Sunset Hills Rd. Suite 330, Reston, Virginia ("Principal Office") and Herbert B. Quinn, Jr. ("Consultant"), sets forth the terms and conditions governing the relationship between Company and Consultant.


     1. Engagement as Consultant. The Company engages Consultant to render consulting services to the Company for the period ("Consulting Period") beginning on the close of the acquisition of SMEI by Science Dynamics and ending on the first anniversary of the transaction.The will automatically renew for one additional year on the first anniversary of the Agreement unless either party gives at least 30 days prior written of their intent not to extend the agreement.

     2. Consulting Services. During the Consulting Period, the Consultant will perform strategic analytical and advisory services as reasonably requested by the Chief Executive Officer of the Company on a full time basis. The consultant will be given twenty (20) paid vacation days and all statutory holidays in conjunction with company policy.


     3. Compensation. For all services rendered by Consultant under this Agreement during the term hereof, Company shall pay Consultant One Hundred and Fifty Thousand Dollars ($150,000) annually, payable in equal monthly installments, no later than the last day of each month. Consultant shall be eligible to receive options under the stock option plan of Parent to purchase common shares of Parent or any similar plans as may be in effect from time to time.

     4. Reimbursement for Expenses. The Company shall reimburse the Consultant promptly for the Consultant's reasonable out-of-pocket expenses of performing the consulting services described herein. The Company and Consultant hereby agree that among other reasonable and necessary expenses these shall include five hundred dollars ($500) per month vehicle allowance and all Army Navy Country Club Monthly dues. The Consultant shall provide monthly a particularized statement of any such expenses with customary documentation to the Company's Chief Executive Officer, for reimbursement.

     5. Other Activities. The Consultant shall be free to accept employment with any organization and to engage in any business enterprise on the Consultant's own behalf during the Consulting Period, provided such employment or other activities do not prevent the satisfactory performance of the consulting services described in Section 2.

     6. Disclosure or Use of Information. Consultant recognizes and acknowledges that Company's and its affiliates' present and prospective clients, contracts, operating data and other proprietary information are valuable and unique assets of Company's business. Throughout the term of this Agreement and for a period of one year after its termination or expiration, for whatever reason, Consultant shall not directly or indirectly, or cause others to make use of or disclose to others any information relating to the business of Company that has not otherwise been made public. In the event of an actual or threatened breach by Consultant of the provisions of this Paragraph, Company shall be entitled to injunctive relief restraining Consultant from committing such breach or threatened breach. Nothing herein shall be construed as preventing Company from pursuing any other remedies available to Company for such breach or threatened breach, including the recovery of damages from Consultant. The consultant also agrees to sign a mutually agreeable non-compete and non-solicitation agreement with the company prior to the closing of the acquisition of SMEI by Science Dynamics.


     7. Notices. Any notice, request or demand required or permitted to be given under this Agreement shall be in writing, and shall be sent by certified or overnight mail to the residence of Consultant or Principal Office of Company, respectively.


     8. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     9. Assignment. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. The obligations of Consultant hereunder may not be assigned or delegated.


     10. Independent Contractor. The Consultant acknowledges that the Consultant's engagement under this Agreement is as independent contractor and not as an employee of the Company. Accordingly the Consultant shall be responsible for the payment of all income, self-employment and other taxes on amounts paid to the Consultant hereunder, and the Company shall not withhold any federal, state or local income, payroll or other taxes from the payments made under this Agreement. Nothing in this Agreement shall be construed to authorize the Consultant to incur any debt, liability or obligation of any nature for or on behalf of the Company.


     11. Entire Agreement;Choice of Law. This instrument contains the entire agreement of the parties. It may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought. This Agreement shall be governed by the laws of the State of Virginia, and any litigation shall be conducted in the State of Virginia.

     IN WITNESS WHEREOF, the parties have executed this Agreement on this 4th day of February, 2005.



CONSULTANT                                             Witness
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/s/ Herbert B. Quinn                                   /s/ Barbara Schipper
---------------------                                  --------------------
Herbert B. Quinn, Jr.                                  Barbara Schipper

COMPANY                                                Attest
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 /s/ Barbara Schipper                                  /s/ Herbert B. Quinn
---------------------                                  ---------------------
By: Barbara Schipper                                   Herbert B. Quinn
Its: Vice President

PARENT                                                 Attest
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 /s/ Paul Burgess                                      ________________________
-----------------
By: Paul Burgess
Its: Chief Operating Officer